PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 11 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 11, 2004                                  Dated November 23, 2004
                                                                  Rule 424(b)(3)


                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES G
                  Euro Fixed Rate Senior Bearer Notes Due 2007

                            -------------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G (Euro Fixed Rate Senior Bearer Notes Due 2007) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:               (Pound)175,000,000

Maturity Date:                  December 21, 2007

Settlement Date (Original
   Issue Date):                 November 30, 2004

Interest Accrual Date:          November 30, 2004

Issue Price:                    99.70%

Agent's Commissions: 0.15%

Specified Currency:             Pounds sterling ("(Pound)")

Redemption Percentage
   at Maturity:                 100%

Initial Redemption
   Percentage:                  N/A

Annual Redemption
Percentage Reduction:           N/A


Optional Repayment
   Date(s):                     N/A

Maximum Interest Rate:          N/A

Minimum Interest Rate:          N/A

Interest Rate:                  5.00% per annum (calculated on an actual/actual
                                day count basis)

Interest Payment Dates:         Each December 21, commencing December 21, 2004.

Interest Payment
   Period:                      Annual

Denominations:                  (Pound)1,000

Business Day:                   New York and London

Common Code:                    020687622

ISIN:                           XS0206876228

Other Provisions:               See below

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

COMMERZBANK SECURITIES                                                 WESTLB AG

Supplemental Information Concerning Plan of Distribution:

     On November 23, 2004, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.55% which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.70% less a combined management and underwriting commission of .15% of the principal amount of the notes.

                                                      Principal Amount of Senior
                          Name                            Floating Rate Notes
                          ----                        --------------------------
Morgan Stanley & Co. International Limited..........       (Pound)171,500,000
Commerzbank Aktiengesellschaft......................                1,750,000
WestLB AG...........................................                1,750,000
                                                           ------------------
           Total....................................       (Pound)175,000,000
                                                           ==================








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